Exhibit 5.1

FENNEMORE CRAIG JONES VARGAS

Suite 1400 Bank of America Plaza

300 South Fourth Street

Las Vegas, Nevada 89101

(702) 692-8000

Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

June 27, 2014

Bally Technologies, Inc.

6601 S. Bermuda Rd.

Las Vegas, NV 89119

Re:                          Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Bally Technologies, Inc., a Nevada corporation (the “Company”), in connection with the registration of 2,650,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering (i) the offering and sale by the Company of 2,300,000 shares of Common Stock to be issued under the Amended and Restated Bally Technologies, Inc. 2010 Long Term Incentive Plan, and (ii) the offering and sale by the Company of 350,000 shares of Common Stock to be issued under the Amended and Restated Bally Technologies, Inc. 2008 Employee Stock Purchase Plan (collectively, the “Plans”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

FENNEMORE CRAIG JONES VARGAS

Bally Technologies, Inc.
June 27, 2014

For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing and in reliance thereon, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in each of the Plans and pursuant to the agreements that accompany each of the Plans, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Nevada. This opinion letter is limited to the federal laws of the United States and the laws of the State of Nevada as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our firm name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Feenemore Craig Jones Vargas

FENNEMORE CRAIG JONES VARGAS